Free Writing Prospectus No. 1,465 Registration Statement No. 333-178081 Dated June 11, 2014 Filed Pursuant to Rule 433
Morgan Stanley Return Optimization Securities
Linked to the FTSE MIB Index due June 17, 2019
Principal at Risk Securities
Investment Description
These Return Optimization Securities (the “Securities”) Linked to the FTSE MIB Index (the "Index") provide enhanced returns relative to the Index’s actual positive performance up to a Maximum Gain, but expose investors fully to the Index’s negative performance at maturity. If the Index Return is positive, Morgan Stanley will repay the Principal Amount at maturity plus pay a return equal to 5 times the Index Return, up to the Maximum Gain of 82%. If the Index Return is zero, Morgan Stanley will repay the full Principal Amount at maturity. However, if the Index Return is negative, Morgan Stanley will pay less than the full Principal Amount at maturity, resulting in a loss of principal to investors that is proportionate to the negative Index Return. These long-dated Securities are designed for investors who seek exposure to the Index with the features described herein and who are willing to incur a loss of some or all of their Principal Amount, forgo current income and forgo Index returns above the Maximum Gain. Investing in the Securities involves significant risks. Morgan Stanley will not pay any interest on the Securities. You may lose up to your entire initial investment in the Securities.
All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
Features	Key Dates*
❑    Enhanced Growth Potential: At maturity, the Securities enhance any positive Index Return up to the Maximum Gain. If the Index Return is negative, investors will be fully exposed to the negative Index Return at maturity.

❑    Full Downside Market Exposure: If the Index Return is negative, investors will be exposed to the full downside performance of the Index and Morgan Stanley will pay less than the full Principal Amount at maturity, resulting in a loss of principal to investors that is proportionate to the negative Index Return. Accordingly, you may lose some or all of your Principal Amount. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.
Trade Date	June 12, 2014
Settlement Date	June 17, 2014
Final Valuation Date**	June 11, 2019
Maturity Date**	June 11, 2019

* Expected
**Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF ANY PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.
Security Offering
We are offering Return Optimization Securities Linked to the FTSE MIB Index. The return on the Securities is limited by, and will be subject to, the predetermined Maximum Gain. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Index	Multiplier	Maximum Gain	Starting Level	CUSIP	ISIN
FTSE MIB Index	5	82%		61761S489	US61761S4892
See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and prospectus supplement and this free writing prospectus.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $9.363 per Security, or within $0.15 of that estimate. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley(2)
Per Security	$10.00	$0.25	$9.75
Total	$	$	$
(1)
UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.25 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 19 of this free writing prospectus.

(2)	See “Use of Proceeds and Hedging” beginning on page 17.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 19 of this free writing prospectus.
Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement  and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004876/dp27245_424b2-seriesf.htm

t	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Return Optimization Securities that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the Morgan Stanley prospectus dated November 21, 2011 and the Morgan Stanley prospectus supplement dated November 21, 2011, respectively.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying prospectus supplement  and prospectus is accurate as of any date other than the date on the front of this document. If the terms contained in this free writing prospectus differ from those contained in the prospectus supplement or prospectus, the terms contained in this free writing prospectus will control.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10. We estimate that the value of each Security on the Trade Date will be approximately $9.363, or within $0.15 of that estimate. Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Index. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Index, instruments based on the Index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Multiplier and the Maximum Gain, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Index, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 9 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

t     You can tolerate the loss of all or a substantial portion of your investment, and you are willing to make an investment that has similar downside market risk as the Index.

t     You believe the Index will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain.

t     You understand and accept that your potential return is limited by the Maximum Gain.

t     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

t     You are willing to hold the Securities to the Maturity Date, as set forth on the cover of this free writing prospectus, and accept that there may be little or no secondary market for the Securities.

t     You do not seek current income from your investment and are willing to forego dividends paid on the constituent stocks of the Index.

t     You seek an investment with returns based on the performance of companies located in Italy.

t     You are willing to assume the credit risk of Morgan Stanley, as issuer of the Securities, and understand that if Morgan Stanley defaults on its obligation you may not receive any amounts due to you including any repayment of your principal.

t     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

t     You cannot tolerate the loss of all or a substantial portion of your investment, or you are not willing to make an investment that has similar downside market risk as the Index.

t     You seek an investment that guarantees a full return of principal at maturity.

t     You believe that the level of the Index will decline during the term of the Securities, or you believe the Index will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain.

t     You seek an investment that has unlimited return potential without a cap on appreciation.

t     You are unwilling to invest in the Securities with a Maximum Gain.

t     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Morgan Stanley or another issuer with a similar credit rating.

t     You are unable or unwilling to hold the Securities to the Maturity Date, as set forth on the cover of this free writing prospectus, or you seek an investment for which there will be an active secondary market.

t     You seek current income from this investment or prefer to receive the dividends paid on the constituent stocks of the Index.

t     You do not seek an investment with returns based on the performance of companies located in Italy.

t     You are not willing or are unable to assume the credit risk associated with Morgan Stanley, as issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Indicative Terms	Investment Timeline
Issuer	Morgan Stanley
Issue Price (per Security)	$10.00
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities). The Payment at Maturity will be based on the Principal Amount per Security.
Term	5 years
Index	FTSE MIB Index
Payment at Maturity (per Security)
Morgan Stanley will pay you a cash payment at maturity linked to the performance of the Index during the term of the Securities.

If the Index Return is greater than zero, Morgan Stanley will pay you an amount equal to the lesser of:

$10 + ($10 × Index Return × Multiplier); and

$10 + ($10 × Maximum Gain).

If the Index Return is zero, Morgan Stanley will pay you the $10 Principal Amount.

If the Index Return is negative, Morgan Stanley will pay you an amount calculated as follows:

$10 + ($10 × Index Return)

In this scenario, you will lose some or all of the principal amount of the Securities in an amount proportionate to the negative Index Return.

Multiplier	5
Maximum Gain	82%
Index Return	Ending Level – Starting Level Starting Level
Starting Level	The Closing Level on the Trade Date.
Ending Level	The Closing Level on the Final Valuation Date
Final Valuation Date	June 11, 2019, subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.
CUSIP / ISIN	61761S489 / US61761S4892
Calculation Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. THE SECURITIES DO NOT PAY INTEREST. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY. IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

t
Your investment in the Securities may result in a loss of up to your entire initial investment in the Securities.  The terms of the Securities differ from those of ordinary debt securities in that we will not pay interest or guarantee the payment of any of the Principal Amount at maturity. If the Index Return is negative, you will be fully exposed to the negative Index Return and Morgan Stanley will pay you less than your principal amount at maturity, resulting in a loss of principal that is proportionate to the decline in the Index from the Starting Level to the Ending Level. Accordingly, you could lose the entire principal amount of the Securities.

t
The Multiplier applies only at maturity.  You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than 5 times the return of the Index at the time of sale even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and potentially earn up to the Maximum Gain only if you hold your Securities to maturity.

t
Appreciation potential is limited.  The appreciation potential of Securities is limited by the Maximum Gain of 82% (which corresponds to a maximum Payment at Maturity of $18.20 per Security). Therefore, although the Multiplier enhances positive Index Returns, you will not benefit from any positive Index Return that, when multiplied by the Multiplier, exceeds the Maximum Gain. As a result, any increase in the Ending Level over the Starting Level by more than 16.4% of the Starting Level will not further increase the return on the Securities.

t	No interest payments. Morgan Stanley will not make any interest payments in respect to the Securities.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities at maturity, if any, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
Market price of the Securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market, including:

o	the value of the Index at any time,

o	the volatility (frequency and magnitude of changes in value) of the Index,

o	interest and yield rates in the market,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index or stock markets generally and which may affect the Starting Level and/or the Ending Level,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you are able to sell your Securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. For example, you may have to sell your Securities at a substantial discount from the principal amount of $10 per Security if the value of the Index at the time of sale is at, below or not sufficiently above its Starting Level or if market interest rates rise. You cannot predict the future performance of the Index based on its historical performance. If the Index Return is negative, you will receive at maturity an amount that is less than the $10 Principal Amount of each Security by an amount proportionate to the negative Index Return. Accordingly, you could lose up to your entire initial investment in the Securities. There can be no assurance that there will be any positive Index Return so that you will receive at maturity an amount that is greater than the $10 Principal Amount for each Security you hold.

t
The Ending Level is not based on the level of the Index at any time other than the Final Valuation Date. The Ending Level will be based on the Closing Level of the Index on the Final Valuation Date, subject to postponement for non-Index Business Days and certain Market Disruption Events. Even if the level of the Index appreciates prior to the Final Valuation Date but then drops by the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the level of the Index prior to such drop. Although the actual level of the Index on the stated Maturity Date or at other times during the term of the Securities may be higher than the Ending Level, the Payment at Maturity will be based solely on the Closing Level of the Index on the Final Valuation Date as compared to the Starting Level.

t
The Securities are linked to the FTSE MIB Index and are subject to risks associated with investments in securities linked to the value of foreign equity securities. The Securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Although the equity securities included in the FTSE MIB Index are traded in foreign currencies, the value of your Securities (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

t
Investing in the Securities is not equivalent to investing in the Index or the stocks composing the Index.  Investing in the Securities is not equivalent to investing in the Index or the stocks that constitute the Index. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the Index. Investors in the Securities also will not participate in any appreciation of the Index that, when multiplied by the Multiplier, exceeds the Maximum Gain, which could be significant.

t
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 9 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t
The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this free writing prospectus will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “Market price of the Securities may be influenced by many unpredictable factors” above.

t
Adjustments to the Index could adversely affect the value of the Securities.  The index publisher of the Index is responsible for calculating and maintaining the Index. The index publisher may add, delete or substitute the stocks constituting the Index or make other methodological changes required by certain corporate events relating to the stocks constituting the Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Index. The index publisher may discontinue or suspend calculation or publication of the Index at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of the Index, and, consequently, the value of the Securities.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the Securities, including trading in the constituent stocks of the Index, in futures or options contracts on the Index or the constituent stocks of the Index, as well as in other instruments related to the Index. MS & Co. and some of our other subsidiaries also trade the constituent stocks of the Index, in futures or options contracts on the constituent stocks of the Index, as well as in other instruments related to the Index, on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Starting Level of the Index, and, therefore, could increase the level at or above which the Index must close on the Final Valuation Date so that investors do not suffer a loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Level of the Index on the Final Valuation Date, and, accordingly, the amount of cash payable to an investor at maturity, if any.

t
Potential conflict of interest. As Calculation Agent, MS & Co. will determine the Starting Level, the Ending Level, whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity, if any. Determinations made by MS & Co., in its capacity as Calculation Agent, including with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Index or calculation of the Ending Level in the event of a discontinuance of the Index or a Market Disruption Event, may adversely affect the payout to you at maturity, if any. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t
Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates. Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

t
Uncertain tax treatment. Please note that the discussions in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement. Subject to the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus. Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Index relative to the Starting Level. We cannot predict the Ending Level or the Closing Level of the Index on any other day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Principal Amount of Securities on a hypothetical offering of the Securities.

The following scenario analysis and examples assume a Starting Level of 20,000, and reflect the Maximum Gain of 82% and the Multiplier of 5.

Example 1 — The level of the Index increases from a Starting Level of 20,000 to an Ending Level of 20,400. The Index Return is calculated as follows:

(20,400– 20,000) / 20,000 = 2%

Because the Index Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Index Return × Multiplier), and
(B) $10.00 + ($10.00 × Maximum Gain)
 = the lesser of (A) $10.00 + ($10.00 × 2% × 5) and (B) $10.00 + ($10.00 × 82%)
 = the lesser of (A) $10.00 + ($10.00 × 10%) and (B) $10.00 + ($10.00 × 82%)
 = $10.00 + ($10.00 × 10%)
 = $10.00 + $1.00
 = $11.00

Because the Index Return of 2% multiplied by the Multiplier is less than the Maximum Gain of 82%, for each $10.00 Principal Amount of Securities, Morgan Stanley will pay you $11.00.

Example 2 — The level of the Index increases from a Starting Level of 20,000 to an Ending Level of 24,000. The Index Return is calculated as follows:

(24,000 – 20,000) / 20,000 = 20%

Because the Index Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Index Return × Multiplier), and
(B) $10.00 + ($10.00 × Maximum Gain)
 = the lesser of (A) $10.00 + ($10.00 × 20% × 5) and (B) $10.00 + ($10.00 × 82%)
 = the lesser of (A) $10.00 + ($10.00 × 100%) and (B) $10.00 + ($10.00 × 82%)
 = $10.00 + ($10.00 × 82%)
 = $10.00 + $8.20
 = $18.20

Because the Index Return of 20% multiplied by the Multiplier is greater than the Maximum Gain of 82%, for each $10.00 Principal Amount of Securities, Morgan Stanley will pay you $18.20, the maximum payment on the Securities.

Example 3 —The level of the Index decreases from a Starting Level of 20,000 to an Ending Level of 16,000. The Index Return is calculated as follows:

(16,000 –  20,000) / 20,000 = -20%

Because the Index Return is negative, at maturity, for each $10.00 Principal Amount of Securities Morgan Stanley will pay less than the Principal Amount, resulting in a loss of principal that is proportionate to the negative Index Return, and the Payment at Maturity is calculated as follows:

   $10.00 + ($10.00 × Index Return)
= $10.00 + ($10.00 × -20%)
= $10.00 - $2.00
= $8.00

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities

Hypothetical Ending Level	Hypothetical Index Return	Hypothetical Payment at Maturity	Hypothetical Return on Securities(1)
40,000	100.00%	$18.20	82.00%
38,000	90.00%	$18.20	82.00%
36,000	80.00%	$18.20	82.00%
34,000	70.00%	$18.20	82.00%
32,000	60.00%	$18.20	82.00%
30,000	50.00%	$18.20	82.00%
28,000	40.00%	$18.20	82.00%
26,000	30.00%	$18.20	82.00%
24,000	20.00%	$18.20	82.00%
23,400	17.00%	$18.20	82.00%
23,280	16.40%	$18.20	82.00%
23,000	15.00%	$17.50	75.00%
22,000	10.00%	$15.00	50.00%
21,000	5.00%	$12.50	25.00%
20,000	0%	$10.00	0%
19,000	-5.00%	$9.50	-5.00%
18,000	-10.00%	$9.00	-10.00%
16,000	-20.00%	$8.00	-20.00%
14,000	-30.00%	$7.00	-30.00%
12,000	-40.00%	$6.00	-40.00%
10,000	-50.00%	$5.00	-50.00%
8,000	-60.00%	$4.00	-60.00%
6,000	-70.00%	$3.00	-70.00%
4,000	-80.00%	$2.00	-80.00%
2,000	-90.00%	$1.00	-90.00%
0	-100.00%	$0	-100.00%
(1) The “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per Security to the Issue Price of $10.00 per Security.

Any payment on the Securities is subject to the creditworthiness of Morgan Stanley. If Morgan Stanley were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

What Are the Tax Consequences of the Securities?
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this free writing prospectus and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities. This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and
t	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;
t	insurance companies;
t	certain dealers and traders in securities, commodities or foreign currencies;
t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
t	regulated investment companies;
t	real estate investment trusts;
t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
t	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder upon the sale, exchange or settlement of a Security. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this free writing prospectus may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of a Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;
t
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above. The IRS could, for instance, seek to treat a Security as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns may be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;
t	a foreign corporation; or
t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below regarding backup withholding, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

FTSE MIB Index

FTSE MIB Index

The FTSE MIB Index is the primary benchmark index for the Italian equity markets. Capturing approximately 80% of the domestic market capitalization (as of May 30, 2014), the Index is comprised of highly liquid companies across Industry Classification Benchmark sectors in Italy.

The FTSE MIB Index measures the performance of 40 shares listed on Borsa Italiana and seeks to replicate the broad sector weights of the Italian stock market. The Index is derived from the universe of stocks trading on the Borsa Italiana (BIt) MTA and MIV markets, and is market capitalization-weighted after adjusting constituents for float. Individual constituent weights are capped at 15%.

For additional information about the FTSE MIB Index, see the information set forth in Annex A below.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the FTSE MIB Index for each quarter in the period from January 1, 2008 through June 10, 2014. The Closing Level of the FTSE MIB Index on June 10, 2014 was 22,502.97. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the FTSE MIB Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the FTSE MIB Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	38,063.00	30,371.00	31,616.00
4/1/2008	6/30/2008	34,547.00	29,198.00	29,346.00
7/1/2008	9/30/2008	29,557.00	25,530.00	25,530.00
10/1/2008	12/31/2008	25,911.00	17,968.00	19,460.00
1/1/2009	3/31/2009	20,729.00	12,621.00	15,875.00
4/1/2009	6/30/2009	20,585.06	16,047.00	19,063.12
7/1/2009	9/30/2009	23,583.01	17,836.99	23,472.73
10/1/2009	12/31/2009	24,425.98	21,922.45	23,248.39
1/1/2010	3/31/2010	23,811.13	20,815.88	22,847.97
4/1/2010	6/30/2010	23,539.24	18,382.71	19,311.75
7/1/2010	9/30/2010	21,547.84	18,848.56	20,505.20
10/1/2010	12/31/2010	21,616.43	19,105.71	20,173.29
1/1/2011	3/31/2011	23,178.38	20,058.18	21,727.44
4/1/2011	6/30/2011	22,417.96	19,154.36	20,186.94
7/1/2011	9/30/2011	20,516.99	13,474.14	14,836.33
10/1/2011	12/31/2011	16,954.68	13,915.78	15,089.74
1/1/2012	3/31/2012	17,133.42	14,401.55	15,980.07
4/1/2012	6/30/2012	15,948.86	12,739.98	14,274.37
7/1/2012	9/30/2012	16,624.45	12,362.51	15,095.84
10/1/2012	12/31/2012	16,408.28	14,855.79	16,273.38
1/1/2013	3/31/2013	17,897.41	15,338.72	15,338.72
4/1/2013	6/30/2013	17,604.61	15,056.57	15,239.28
7/1/2013	9/30/2013	18,089.24	15,282.81	17,434.86
10/1/2013	12/31/2013	19,371.93	17,804.87	18,967.71
1/1/2014	3/31/2014	21,691.92	18,907.16	21,691.92
4/1/2014	6/10/2014*	22,502.97	20,318.46	22,502.97

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the FTSE MIB Index from January 1, 2008 through June 10, 2014, based on information from Bloomberg. Past performance of the FTSE MIB Index is not indicative of the future performance of the FTSE MIB Index.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use frequently in this free writing prospectus below:

t
“Closing Level” means, on any Index Business Day for the Index, the closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Index Business Day by the index publisher. In certain circumstances, the Closing Level will be based on the alternate calculation of the Index as described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

t
“Index Business Day” means a day, for the Index, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

t	“Market Disruption Event” means, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i)
(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Index (orthe Successor Index) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hourperiod preceding the close of the principal trading session on such Relevant Exchange; or

(b) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported tradingprices for stocks then constituting 20 percent or more of the value of the Index (or the Successor Index) during the last one-half hourpreceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or optionscontracts or exchange-traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii)   a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t
“Relevant Exchange” means, with respect to the Index, the primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not an Index Business Day or if a Market Disruption Event with respect to the Index occurs on such date, the Closing Level for such date will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event shall have occurred; provided that the Closing Level with respect to the Final Valuation Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Final Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Closing Level of the Index on such date in accordance with the formula for calculating such Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

If the Final Valuation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Final Valuation Date, as postponed.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

o	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

o	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

o	no quotation of the kind referred to above is obtained, or

o	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

o	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

o	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Index; Alteration of Method of Calculation

If the index publisher of the Index discontinues publication of the Index and the index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Level of the Index will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Closing Level is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If the index publisher discontinues publication of the Index prior to, and such discontinuance is continuing on the Final Valuation Date or the date of acceleration, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Level of the Index for each such date. The Closing Level of the Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such Final Valuation Date or date of acceleration of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities.

If at any time the method of calculating the Index or Successor Index, or the value thereof, is changed in a material respect, or if the Index or Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Closing Level with reference to the Index or Successor Index, as adjusted. Accordingly, if the method of calculating the Index or Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Starting Level, the Ending Level, the Index Return and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Ending Level or whether a Market Disruption Event has occurred. See “—Discontinuance of the Index; Alteration of Method of Calculation,” and the definition of Market Disruption Event. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this free writing prospectus, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in the constituent stocks of the Index, in futures or options contracts on the Index or the constituent stocks of the Index, as well as in other instruments related to the Index that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the Starting Level, and, therefore, could increase the level at or above which the Index must close on the Final Valuation Date so that you do not suffer a loss on your initial investment in the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Valuation Date, by purchasing and selling the constituent stocks of the Index, futures or options contracts on the Index or the constituent stocks of the Index, as well as other instruments related to the Index that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date. We cannot give any assurance that our hedging activities will not affect the level of the Index, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any Plan or plan subject to

Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.25 for each Security it sells.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the constituent stocks of the Index in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Annex A: Index Description

The FTSE MIB Index

The FTSE MIB Index (the “Index”) is the primary benchmark index for the Italian equity markets. Capturing approximately 80% of the domestic market capitalization (as of May 30, 2014), the Index is comprised of highly liquid companies across Industry Classification Benchmark (“ICB”) sectors in Italy.

The FTSE MIB Index measures the performance of 40 shares listed on Borsa Italiana and seeks to replicate the broad sector weights of the Italian stock market. The Index is derived from the universe of stocks trading on the Borsa Italiana (BIt) MTA and MIV markets, and is market capitalization-weighted after adjusting constituents for float. Individual constituent weights are capped at 15%.

The base value of the FTSE MIB Index was set at the level of the MIB 30 Index at the close of trading on October 31, 2003 (10,644). Historical values for the FTSE MIB Index have been back calculated to December 31, 1997 (24,402). The Index is calculated on a real-time basis in EUR.

Eligible Securities

The FTSE MIB Index constituent shares are selected after rigorous analysis of the broad Italian equity universe, with the aim of ensuring that the Index best represents the Italian equity markets for investors. All stocks, traded on Borsa Italiana’s MTA and MIV markets, except for savings shares (azioni di risparmio) and preferred shares, are eligible for inclusion in the FTSE MIB Index. Savings or preferred shares, however, may be eligible if the ordinary shares of a company are not listed or have consistently less liquidity than the savings or preferred shares. Foreign listed companies can be included only if they have complied with BIt requirements in terms of dissemination of information.

Index Qualification Criteria

In order to identify a candidate pool for Index constituent selection, stocks are examined using the following general criteria:

Market Capitalization. The float-adjusted market capitalization is determined through an Investable Weight Factor (IWF):

IWF = 100% - Sum of the % of shareholdings held by restricted shareholders

The Investable Weight Factor is calculated removing the stakes belonging to the following categories of shareholdings, based on the nature of the ultimate shareholder:

t	Shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments).
t	Shares held by sovereign wealth funds where each holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.
t	Shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated.
t	Shares held within employee share plans.
t	Shares held by public companies or by non-listed subsidiaries of public companies.
t
Shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.

t	All shares where the holder is subject to a lock-in clause (for the duration of that clause).
t	Shares held for publicly announced strategic reasons, including shares held by several holders acting in concert (including legally binding block such as “patti di sindacato”)
t	Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

The following stakes are not considered as restricted free float:

t	Portfolio holdings (such as pension funds, investment funds, insurance companies).1
t	Nominee holdings (unless they represent restricted free float).
t	Holdings by investment companies.2
t	ETFs.

1.	Insurance company stakes will be regarded as strategic when associated with the appointment of Directors.
2.	Where any single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted.

Treasury shares are always excluded from the shares in issue, regardless of their size.

For the purpose of index calculation, the free float is rounded up to the nearest 1%. Following the application of an initial free float restriction, a constituent’s free float will only be changed if its rounded free float moves to more than 3 percentage points above or below the existing rounded free float. Where a company’s actual free float moves to above 99%, it will not be subject to the 3 percentage points threshold and will be rounded to 100%.

The analysis is based on the total stake held by the ultimate shareholder. In the case of stock lending contracts or nominee holdings, the analysis is based on the owner of shares and not on the person/entity having the voting rights. In the case of shares lent to banks, the analysis is based on the owner of the shares and not on the bank, and is independent of the allocation of voting rights.

Liquidity

Liquidity is measured by the stock’s 6-month value traded in euro, on Borsa Italiana order book markets and number of days traded.

New Listings

Newly listed shares are eligible for inclusion in the selection procedure providing they have traded a minimum of 20 days. Newly listed shares whose capitalization is greater than or equal to 3% of the current market capitalization of the FTSE Italia All-Share Index will enter the index from the start of trading.

Shares Outstanding

The primary source of information for Italian shares is the Borsa Italiana Official List.

Periodic Review of Constituent Shares

The quarterly review of constituents takes place in March, June, September and December of each year and changes will be applied after close of business on the third Friday in March, June, September and December. If any third Friday of these months is a holiday, the preceeding closing day prices will be used. FTSE International Limited is responsible for publishing the outcome of the periodic review. The underlying universe for the FTSE MIB Index is all stocks trading on the Borsa Italiana MTA and MIV markets (except for preferred and saving shares). The FTSE MIB Index will consist of the 40 most liquid and capitalised stocks listed on the Borsa Italiana (BIt). Foreign listed companies are eligible for inclusion in the FTSE MIB Index only if they have complied with BIt requirements in terms of dissemination of information. The selection procedure is based on size (free float adjusted market capitalization) and liquidity (six months turnover). The FTSE Italia Index Policy Committee is responsible for the implementation of the algorithm and will decide whether special circumstances would warrant making an exceptional change to the index constituents.

The constituents of the FTSE MIB Index are capped at 15% at the time of the quarterly reviews. Capping procedures are run on the Monday following the second Friday of March, June, September and December, they are based on Friday closing prices and they are implemented after the closing of trading of the third Friday of March, June, September and December. Any constituents whose weights are greater than 15% are capped at 15%. The weights of all lower ranking constituents are increased correspondingly. The weights of lower ranking constituents are then checked and if they exceed 15%, they are capped at 15%. This process is repeated until no constituent weight exceeds 15%. The weight of each stock in the FTSE MIB Index is evaluated in terms of its adjusted market capitalization versus the Index, and will be re-evaluated at each quarterly review.

Changes to Constituent Shares

New Issues

An Index addition outside quarterly reviews generally is made only if a vacancy is created by an Index deletion. Index additions are made according to size and liquidity. A newly-listed company is added to the Index only when an appropriate vacancy occurs and is subject to proven liquidity for at least three months. An exception may be made for extraordinary large global offerings where expected trading volume justifies inclusion.

New listing

Newly-listed shares whose capitalization is greater than or equal to 3% of the current market capitalization of the FTSE Italia All-Share Index are added to the Index with an extraordinary revision, to be applied on the first day of listing. The FTSE Italia Index Policy Committee will announce the possible revision and will confirm that all the needed information (start of trading date, shares in issues, free float, IPO price) is available.

Deletions

Deletions outside quarterly reviews can occur due to acquisitions, mergers and spin-offs, or bankruptcies and suspensions, if the relevant Index constituent no longer meets the criteria for inclusion or is no longer representative of its industry group, in the following situations:

Positive outcome of a tender offer

For each tender offer, the FTSE Italia Index Policy Committee will agree internally beforehand what the level of acceptance should be to determine whether a tender offer is successful or partially successful, with consideration of the expected liquidity post-event. If the offer is partially successful and there is a change in the IWF, a notice period of two trading days will be provided. If acceptances exceed the threshold identified by the FTSE Italia Index Policy Committee, the constituent is removed from the Index with two trading days notice. A replacement constituent is added from a candidate list, also with two days notice.

Significant and ascertained or presumed reduction in liquidity or capitalization

The constituent will be removed and replaced in a full rebalancing that uses closing prices of all constituents.

Whenever BIt, in accordance with BIt Rules, delists a constituent company (e.g. in cases of the involvement of the issuer in insolvency procedures or in cases of the liquidation of the issuer) the constituent is removed and replaced in a full rebalance that uses the closing prices of all constituents.

Suspension of Dealing

If a stock is suspended from trading, the FTSE Italia Index Policy Committee will investigate whether it should remain in the Index.

Mergers / Takeovers between Constituents

If the two merging companies, both the acquiring and the acquired, are Index constituents, the newly merged entity will be included in the FTSE MIB Index and a new constituent will be added to fill the gap created by the merger.

Mergers / Takeovers between a Constituent and a Non-Constituent

If a non-constituent acquires a current constituent of the FTSE MIB Index, the latter will be removed from the Index and be replaced with a new constituent, possibly the non-constituent acquiring company, if it qualifies.

Weights of the constituents are based on the closing price and the number of shares subsequent to the merger. When there is a merger, there will be a full rebalancing of the Index.

Index Maintenance

The maintenance of the FTSE MIB Index consists of corporate actions, periodic revisions to the Index and changes due to a vacancy created by the deletion of a constituent of the Index. The maintenance activity is carried out by FTSE with the objective of minimising the turnover among Index constituents.

In the event of an Index change or corporate action resulting in a change to shares in issue or free float for Index constituents that affects the market capitalization of the Index, the divisor is adjusted to ensure continuity of the FTSE MIB Index. The new divisor is obtained by dividing the new adjusted market capitalization by the adjusted market capitalization before corporate actions, then multiplying by the old divisor. The number of constituents in the Index is analysed at each quarterly review (March, September, June and December) to assess whether the Index adequately represents the market.

All share and IWF changes are updated on a quarterly basis using the closing prices on Friday evening, of the third Friday of March, June, September and December, to coincide with the expiry of derivatives of IDEM contracts. The Index will be disseminated from the beginning of the next continuous trading session. The 15% capping adjustment factors are adjusted at each quarterly rebalancing.

Adjustments will also be made in the event of certain corporate actions such as rights offerings, special dividends, splits, reverse splits and spin-offs.

Changes to the Classification of Constituent Shares

The FTSE MIB Index constituents are classified into Industries, Supersectors, Sectors and Subsectors, as defined by the ICB.

Changes to the classification of a company within the FTSE MIB Index will be advised by FTSE and the necessary adjustments will be made to the relevant industry sectors at the same time that the constituent changes are implemented. Where a constituent is the subject of a merger, restructure or complex takeover which results in a constituent (or part of a constituent) being absorbed by another, the industry classification of the resulting constituent(s) will be reviewed by FTSE. Any adjustment resulting from a change in a company’s classification will be implemented at the same time that any relevant constituent changes are implemented in the Index.

Periodic changes to the industry classification of a company are agreed and announced by FTSE. Such changes will be implemented after the close of the index calculation on the next working day following the third Friday of each month.

Index Calculation

The FTSE MIB Index uses prices from actual trades on MTA and MIV electronic share trading platform, of the Borsa Italiana during Official Market Hours. The last Index value is calculated using closing auction prices or, if there is no closing auction price for a particular constituent, the last price traded as at the end of the Continuous Trading phase. Borsa Italiana’s closing price is used by Borsa Italiana’s Market Supervision division in the calculation of K factors to be applied to the Index for corporate actions. Borsa Italiana’s Reference price plays no part in the FTSE MIB Index calculation.

The FTSE MIB Index is calculated using a base-weighted aggregate methodology. This means the level of an Index reflects the total float-adjusted market value of all of the constituent stocks relative to a particular base period. The total market value of a company is determined by multiplying the price of its stock by the number of shares in issue (net of treasury shares) after adjusting for float. An Indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time. The Index is calculated in real time.

The FTSE MIB Index value It, at time t, is calculated using the following formula:

It = Mt / Dt

Where Mt = total free float adjusted market capitalization at time t, equal to:

Mt = Σi pit x qit x IWFit

And
pit = The last traded price, at time t, of the ith-share. Where the shares of one of the constituents are suspended, the Index is calculated using the price of the latest trade concluded before the suspension.
qit = Number of shares in the Index. The number of shares in issue for the security ith, as defined in these Ground Rules, net of treasury shares.
IWFit = Investable Weighting Factor (adjusted for capping) for the ith share.
Dt = Value of the Index divisor at time t.

License Agreement between FTSE and Morgan Stanley

FTSE is a company owned equally by the London Stock Exchange Plc (the “LSE”) and the Financial Times Limited (the “FT”), in association with the Institute and the Faculty of Actuaries. These Securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by LSE or by FT and neither FTSE or LSE or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE MIB Index and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The FTSE MIB Index is compiled and calculated solely by FTSE. However, neither FTSE or LSE or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE MIB Index and neither FTSE or LSE or FT shall be under any obligation to advise any person of any error therein.